Exhibit 10.215

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

DIRECTOR COMPENSATION

Effective January 1, 2009 Until Further Modified

Directors who are not officers or employees of Dollar Thrifty Automotive Group, Inc. (“DTAG”), or any of its affiliates (“Independent Directors”) will be paid an annual board retainer of $35,000. In addition to the annual board retainer, Committee Chairmen will be paid a chairman annual retainer as follows: Audit Committee $10,000; Governance Committee $5,000; Human Resources and Compensation Committee $7,500; other committees as designated by the Board $5,000. The Chairman of the Board of Directors will be paid an additional $150,000 annually.

An attendance fee of $1,000 will be paid to each Independent Director for each meeting of the Board of Directors attended and $1,000 to each Independent Director (including a Committee Chairman) for each Committee meeting attended, whether it is a regularly scheduled meeting, a special meeting or a teleconference meeting. Independent Directors attending Committee meetings of committees on which they are not a member will not be paid a meeting fee.

Each Independent Director has the option to defer his or her annual retainer and/or meeting fees, when payable in the form of shares of DTAG stock, to a future year, such as separation of service from the Board or a specific date. An Independent Director electing to defer his or her fees, must make such election by December 31 of the year preceding the year in which the compensation to be deferred is earned. Notwithstanding the foregoing, during the first year in which an Independent Director becomes eligible to defer his or her annual retainer and/or meeting fees, such election may be made within 30 days of becoming eligible to make such deferral, provided that such deferral election shall only apply to amounts earned after the date on which such deferral election is made. Each Independent Director will receive a quarterly statement detailing director compensation earned, paid and payable. Independent Directors not deferring retainer or meeting fees and electing payment in cash will be paid at the end of each quarter, and those electing payment in DTAG stock will be paid at the end of the year. Independent Directors may elect cash for their fees in lieu of stock if their stock ownership requirements have been met.

Each calendar year, Independent Directors will be provided a grant of Restricted Stock Units having a value of $35,000.00, pursuant to DTAG’s Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the “LTIP”). The Restricted Stock Units will vest on December 31 of the year in which they are granted. If the Independent Director is no longer on the Board on the date the Restricted Stock Units would otherwise vest (other than as a result of separation from service in connection with a Change in Control of DTAG as defined in the LTIP), vesting of the Restricted Stock Units will be prorated based on the Independent Director’s period of service during the year. If a Change in Control occurs, the Restricted Stock Units shall immediately become fully vested.

Independent Directors will receive the use of one vehicle while serving on the Board, together with routine maintenance, tags, and insurance coverage. DTAG will use the IRS Tables for imputing the lease value of the vehicle and this amount will be included in the Independent Director’s annual Form 1099 issued by DTAG

Rental cars will be provided to Independent Directors, while serving on the Board, without charge, for product and service evaluation. These benefits cannot be exchanged for cash or any other benefit.

Following retirement from the Board or a Change in Control, Independent Directors shall be entitled to receive benefits provided for in accordance with the Company’s Vehicle Policy for Directors, as summarized below:

1.	Retirement from the Board with less than 5 years of service:

a.	The vehicle must be returned to DTAG within 3 months of retirement.

b.	Furnishing rental cars for product and service evaluation will not continue.

2.	Retirement from the Board with 5 or more years of service:

a.	The vehicle may be retained until its regularly scheduled turnback date as determined by DTAG.

b.	Furnishing rental cars for product and service evaluation will continue.

3.	Change in Control with or without 5 years of service:

a.

The vehicle then being used is transferred to the Independent Director with outright ownership. The current wholesale market value of the vehicle will be included as income in the Independent Directors Form 1099 in the year it is transferred.

b.	Furnishing rental cars for product and service evaluation will continue.

[APPROVED by the Board of Directors of Dollar Thrifty Automotive Group, Inc., effective January 29, 2009.]

Method of Payment of

Retainer and Meeting Fees

Form of Payment:	DTAG shares, if DTAG stock ownership requirements have not yet been met. Cash or DTAG shares if DTAG stock ownership requirements have been met.
If in Cash:	At the end of each quarter for all meeting and retainer fees earned during the quarter.
If in DTAG Stock:

Issued on December 31 of the year in which earned. DTAG will calculate the shares owed based on the closing share price on the last day of the Board meeting or on the day of the meeting for meetings outside the regularly scheduled Board meetings. For retainers being paid in stock instead of cash, the shares will be based on the closing share price on the last day of the quarter.

Deferral Election for Stock:	DTAG will maintain a ledger of shares owed, but no shares will be issued until the expiration of the deferral period.

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